Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INFORMAX, INC.,

INVITROGEN CORPORATION

and

BABCOCK, INC.

Dated as of October 15, 2002

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4.16. Title to Property	30
4.17. Company Material Contracts	31
4.18. Brokers and Finders	31
4.19. Insurance Matters	32
4.20. Information	32
4.21. Vote Required	33
4.22. Opinion of Financial Advisor	33
4.23. Government Contracts	33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	33
5.1. Purchaser	34
5.2. Organization, Good Standing and Qualification	34
5.3. Corporate Authority and Approvals	34
5.4. Governmental Filings; No Violations	35
5.5. Available Funds	36
5.6. Brokers and Finders	36
5.7. Information	36
ARTICLE VI COVENANTS	37
6.1. Interim Operations of the Company	37
6.2. Interim Operations of Parent	39
6.3. Interim Operations of Purchaser	39
6.4. Acquisition Proposals	39
6.5. Stockholder Meetings	42
6.6. Filings; Other Actions; Notification	43
6.7. Access to Information	44
6.8. Publicity	44
6.9. Benefits	45
6.10. Expenses	47
6.11. Indemnification; Directors’ and Officers’ Insurance	47
6.12. HSR Act; Antitrust Matters	49
6.13. Takeover Statute	50
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER	50
7.1. Conditions to Each Party’s Obligation to Effect the Merger	50
ARTICLE VIII TERMINATION	51
8.1. Termination Rights	51
8.2. Effect of Termination	53
ARTICLE IX MISCELLANEOUS AND GENERAL	54
9.1. Survival	54
9.2. Modification or Amendment	54
9.3. Waiver of Conditions	55
9.4. Counterparts	55
9.5. Governing Law; Waiver of Jury Trial	55
9.6. Notices	55

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9.7. Entire Agreement; No Other Representations	57
9.8. No Third Party Beneficiaries	57
9.9. Severability	57
9.10. Interpretation	57
9.11. Assignment	57
9.12. Definitions	58

                    Annexes

                    Annex A               Tender Offer Conditions

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 15, 2002 is entered into by and among INFORMAX, INC., a Delaware corporation (the “Company”), INVITROGEN CORPORATION, a Delaware corporation (“Parent”), and BABCOCK, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).

RECITALS

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company and have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) and the Series A Junior Participating Preferred Stock rights (the “Rights”) attached thereto (each share of Company Common Stock together with the Rights attached to it are referred to as a “Share” and collectively, the “Shares”), at a price per Share of $1.36 to the holders thereof in cash (such price per share, or such higher price as may be paid in the Offer, is referred to herein as the “Offer Price”);

     WHEREAS, the Board of Directors of the Company (i) determined that the consideration to be paid for each Share in the Offer is fair to the holders thereof and has approved the Offer, (ii) has authorized, adopted and approved this Agreement and the transactions contemplated thereby, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser and approve this Agreement and the transactions contemplated thereby;

     WHEREAS, the respective Boards of Directors of Purchaser and the Company have determined that the merger of Purchaser with and into the Company following the consummation of the Offer, as set forth in, and upon the terms and subject to the conditions contained in this Agreement (the “Merger”), whereby each of the issued and outstanding Shares not owned by Parent, Purchaser or the Company, or any of their Subsidiaries, will be converted into the right to receive payment of the Offer Price in cash, is advisable and in the best interests of their respective stockholders, and have authorized, approved and adopted this Agreement and have approved the Merger; and

     WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and of the parties’ respective representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I
THE OFFER AND THE MERGER

     1.1.   The Offer.

     (a)     Subject to the parties’ respective termination rights contained in Section 8.1 hereof and provided that none of the events set forth in subsections (iii)(a), (b), (c), (d) and (e) of Annex A to this Agreement shall have occurred and be continuing, as promptly as practicable but in no event later than the tenth (10th) business day following the date of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer at the Offer Price.

     (b)    The obligations of Purchaser to consummate the Offer and to accept for payment and pay for any of the Shares validly tendered and not properly withdrawn shall be subject only to the satisfaction or waiver of the “Tender Offer Conditions” set forth on Annex A to this Agreement, including the Minimum Condition (as defined in Annex A).

     (c)    The amount of the Offer Price shall be paid net to the holders of Shares in cash, upon the terms and subject to the conditions of the Offer and subject to reduction for any applicable federal back-up or other applicable withholding or stock transfer taxes. Subject to Section 1.1(d), the Offer shall remain open until 12:00 Midnight, New York City time, on the twentieth (20th) business day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer. As used in this Agreement, the “Expiration Date” means 12:00 Midnight, New York City time, on the twentieth (20th) business day following the commencement of this Offer, unless Purchaser extends the Offer as permitted or required by this Agreement, in which case the “Expiration Date” means the latest time and date to which the Offer is extended.

     (d)    Each of Parent and Purchaser expressly reserves the right to waive any such condition and to make any other changes to the terms of the Offer,

provided, that, without the prior written consent of Company, neither Parent nor Purchaser shall amend or waive the Minimum Condition (as defined in Annex A hereto), waive the condition related to the Hart-Scott-Rodino Antitrust Improvements Act of 1975, as amended (“HSR Act”) contained under subsection (f) of Annex A, change the form of consideration to be paid in the Offer, decrease the Offer Price or the number of Shares sought in the Offer, impose additional conditions to the Offer (other than those set forth on Annex A), or amend or modify any other condition of the Offer in any manner adverse to the holders of the Shares, or extend the Offer (except in accordance with this Section 1.1(d)). Notwithstanding the foregoing, Parent and Purchaser may, without the prior written consent of Company, (i) extend the Offer on one or more occasions for up to twenty (20) business days on each such extension occasion beyond the then-scheduled Expiration Date, if at the then-scheduled Expiration Date any of the Tender Offer Conditions shall not be satisfied or waived, until such time as such Tender Offer Conditions are satisfied or waived, and, at the request of Company, Purchaser shall, subject to Parent’s right to terminate this Agreement pursuant to Section 8.1 hereof, extend the Offer on one or more occasions for additional periods of up to twenty (20) business days on each such extension occasion, if the only Tender Offer Conditions set forth in Annex A hereto that are not satisfied or waived on the then-scheduled Expiration Date are the Minimum Condition or the conditions contained in clauses (iii)(a), (b) and (f) of Annex A, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, and (iii) provided that Parent and Purchaser irrevocably waive the Tender Offer Conditions set forth in paragraphs (c) and (d) of Annex A and agree not to assert such conditions as a basis for not consummating the Offer, extend the Offer for an aggregate period of not more than twenty (20) business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if the Minimum Condition shall have been satisfied but there shall not have been tendered sufficient Shares so that the Merger could be effected without a vote of Company’s stockholders in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”). Subject to the terms of the Offer, including the Tender Offer Conditions, Parent shall provide funds, or cause funds to be provided, to Purchaser and Purchaser will purchase by accepting for payment and will pay for all Shares validly tendered, and not properly withdrawn, as promptly as practicable after the Expiration Date; provided, that, as set forth above, Purchaser shall have the right, in its sole discretion, to extend the Offer for up to twenty (20) business days notwithstanding the prior satisfaction or waiver of the Tender Offer Conditions, in order to attempt to permit the tender of sufficient Shares to effect the Merger without a vote of the Company’s stockholders pursuant to Section 253 of the DGCL. Purchaser may, without the consent of the Company, provide for a subsequent offering period of up to twenty (20) business days in accordance with Rule 14d-11 under the Exchange Act.

     (e)    The Offer, containing the terms set forth in this Agreement and the Tender Offer Conditions, shall be made by means of an offer to purchase (the “Offer to Purchase”). Concurrently with the commencement of the Offer, Parent and Purchaser shall file with the SEC a tender offer statement on Schedule TO under the Exchange Act, which shall be provided to the Company prior to filing and which shall be reasonably acceptable to the Company, reflecting the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”). The Schedule TO will contain, include as an exhibit or incorporate by reference the Offer to Purchase, a summary term sheet, the related letter of transmittal and a summary advertisement (which Schedule TO, Offer to Purchase, summary term sheet, letter of transmittal, summary advertisement and such other documents, together with any supplements or amendments thereto, are referred to herein collectively as the “Offer Documents”). The Company will supply to Parent and Purchaser any information with respect to itself and its officers, directors and affiliates required to be provided in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Purchaser shall promptly provide the Company and its counsel with any comments, written or oral, which Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and shall provide the Company and its counsel an opportunity to participate in the response of Parent and Purchaser to such comments. Parent and Purchaser represent and warrant that the Offer Documents will, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, comply in all material respects with all provisions of applicable federal securities laws and the rules and regulations promulgated thereunder and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to any information supplied by the Company in writing for inclusion in the Offer Documents. Parent, Purchaser and the Company agree promptly to correct any information provided by any of them for use in the Offer Documents that shall be or has become false or misleading in any material aspect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     1.2.   Company Action.

     (a)     The Company hereby approves and consents to the Offer and the Merger and represents and warrants that (i) the Board of Directors of the Company, at a meeting duly called and held prior to the date of this Agreement, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the consideration to be received by the holders of Shares thereby, are fair to and in the best interests of such holders, (B) authorized, approved and adopted this Agreement and approved the Offer, the Merger and the transactions contemplated by this Agreement, and (C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer, approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby (provided, however, that subject to the provisions of Section 6.4, such recommendation may be withdrawn, modified or amended whether or not in connection with a termination of this Agreement under Section 8.1 hereof), and (ii) Bear, Stearns & Co. Inc., the Company’s financial advisor, has rendered to the Board of Directors of the Company its written opinion to the effect that the consideration to be received by the holders of Shares, pursuant to each of the Offer and the Merger is fair to such holders of Shares from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in this Section 1.2(a).

     (b)    The Company shall file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, relating to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), and cause such Schedule 14D-9 to be mailed to the stockholders of the Company, which shall contain the recommendation of the Board of Directors of the Company described in Section 1.2(a), the opinion of Bear, Stearns & Co. Inc. and the information required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and shall disseminate the Schedule 14D-9 as required by Rule 14D-9 under the Exchange Act, provided that, such recommendation by the Board of Directors of the Company need not be made, or, if previously made, may be withdrawn, modified or amended to the extent that the Board of Directors of the Company shall have determined, in good faith after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s directors under applicable law. Parent and Purchaser each will supply to the Company any information with respect to itself and its officers, directors and affiliates required to be provided in the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC or dissemination to the stockholders of the Company. The Company agrees to provide Purchaser and its counsel with any comments, oral or written, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and shall provide Parent and its counsel an opportunity to participate in the response of the Company to such comments, including by participating with the Company and its counsel in any discussions with the SEC or its staff. The Company represents and warrants that the Schedule 14D-9 will, on the date filed with the

SEC and on the date first published, sent or given to the Company’s stockholders, comply in all material respects with all provisions of applicable federal securities laws and the rules and regulations promulgated thereunder and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. The Company, Parent and Purchaser agree promptly to correct any information provided by any of them for use in the Schedule 14D-9 that shall be or has become false or misleading in any material aspect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) The Company shall promptly furnish Purchaser with mailing labels and any available listing or computer files containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each of the most recent practicable date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other customary assistance as Parent, Purchaser or their directors, officers, employees, counsel, accountants, financial advisors (including investment bankers), agents and other authorized representatives (each a “Representative” and collectively, “Representatives”) may reasonably request in connection with communicating the Offer, the Offer Documents and any amendments or supplements thereto to the Company’s stockholders. Subject to the requirements of applicable laws and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser, and their Representatives shall hold in confidence the information contained in any of such labels and listings and, if this Agreement shall be terminated, will promptly deliver to the Company all copies, extracts, or summaries of such information then in their possession or control or in the possession of their Representatives.

          1.3. Directors.

          (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent or their affiliates, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, of the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected or appointed pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their affiliates (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the total number of shares of Company Common Stock then issued and outstanding. If, and at such times as, requested by Purchaser, the Company will use its reasonable best efforts to cause each committee of the Board of Directors of the Company and the Board of Directors of each Subsidiary of the Company to include persons designated by Purchaser constituting the same percentage of each such committee and the Board of Directors of each Subsidiary of the Company as Purchaser’s designees are of the Board of Directors of the Company. The Company shall, upon request by Purchaser, solicit the resignations of up to two (2) directors on the Company’s Board of Directors and promptly increase the size of the Board of Directors of the Company as is necessary to enable Purchaser’s designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and shall cause Purchaser’s designees to be so elected; provided, however, that, if Purchaser’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time (as defined in Section 1.7) the Board of Directors of the Company shall have at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (one or more of such directors, the “Independent Directors”); provided further, that if less than two (2) Independent Directors remain, the remaining Independent Director (if any) or if no Independent Directors remain, the other directors, shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, shareholders, affiliates or associates of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent and Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (b) Notwithstanding anything in this Agreement to the contrary, during the period after the election of directors designated by Purchaser pursuant to this Section 1.3 but prior to the Effective Time, the Board of Directors of the Company shall delegate to a committee of the Board of Directors of the Company comprised solely of the Independent Directors (the “Independent Committee”) the

sole responsibility for (i) the amendment or termination of this Agreement (in either case in accordance with this Agreement) on behalf of the Company, (ii) the exercise or waiver of any of the Company’s rights, benefits or remedies hereunder, (iii) the extension of the time for performance of Parent’s or Purchaser’s obligations hereunder, or (iv) the taking of any other action of the Company’s Board of Directors under or in connection with this Agreement in any manner that adversely affects the holders of the Company Common Stock, as determined by a majority of the Independent Committee. The Independent Committee shall have the authority to retain such counsel and other advisors at the reasonable expense of the Company as determined appropriate by the Independent Committee. The provisions of this Section 1.3 are in addition to and shall not limit any rights to which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Company Common Stock as a matter of law with respect to the election of directors of the Company or otherwise.

          1.4. Top-Up Option.

          (a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), such Top-Up Option to be exercisable only on or after the Expiration Date and upon the occurrence of a Top-Up Exercise Event (as defined below), to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser or their affiliates at the time of such exercise, shall constitute one share more than ninety percent (90%) of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding exercisable options and warrants to purchase Shares) at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance under the Company’s certificate of incorporation, as amended.

          (b) Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence for a Top-Up Exercise Event (as defined below) and prior to (i) the Effective Time, (ii) the termination of this Agreement pursuant to its terms, or (iii) the date which is five (5) business days after the occurrence of a Top-Up Exercise Event, by giving written notice to the Company and tendering to the Company a check or wire transfer for the full amount of the exercise price.

          (c) For purposes of this Agreement, a “Top-Up Exercise Event” shall occur only upon Purchaser’s purchase of and payment pursuant to the Offer (or any subsequent offering period pursuant to Section 1.1(d)) for Shares constituting at least 85% of the Shares then outstanding.

          1.5. The Merger.

          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.7) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein. The Merger shall have the effects specified in Article II hereof and the DGCL.

          1.6. Closing.

          The closing of the Merger (the “Closing”) shall take place (i) at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 9:00 A.M. on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the date such Closing actually occurs, the “Closing Date”).

          1.7. Effective Time.

          On the Closing Date, the Company, Purchaser and Parent will cause a Certificate of Merger, or a Certificate of Ownership and Merger, as applicable, in customary form (in either such case, the “Certificate of Merger”) to be executed, acknowledged and filed with and accepted for record by the Secretary of State of the State of Delaware pursuant to the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Office of the Secretary of State of the State of Delaware or at such later time agreed to by the parties and established under the Certificate of Merger (the “Effective Time”).

          1.8. Subsequent Actions.

          If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurance or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
THE SURVIVING CORPORATION

          2.1. The Certificate of Incorporation.

          At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time and as amended and restated in its entirety by the Certificate of Merger to conform to the certificate of incorporation of Purchaser (other than the name of the Company, which shall remain unchanged), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or under the DGCL.

          2.2. The Bylaws.

          The bylaws of Purchaser in effect immediately prior to the Effective Time shall be adopted at the Effective Time as the bylaws of the Surviving Corporation, until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or under the DGCL.

          2.3. Directors.

          The directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Surviving Corporation or under the DGCL.

          2.4. Officers.

          The officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified in accordance with the bylaws of the Surviving Corporation or until their earlier death, resignation or termination.

ARTICLE III
CONVERSION OF SHARES IN MERGER

          3.1. Effect on Stock.

          At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Shares of the Company:

          (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares of Company Common Stock to be canceled pursuant to Section 3.1(b) or Dissenting Shares, as defined in Section 3.1(d) below) shall be converted into, and become exchangeable for the right to receive payment of an amount in cash, without interest, equal to the Offer Price. The amount in cash payable to the holders of Shares in the Merger is sometimes referred to herein as the “Merger Consideration.” Except as provided in Section 3.1(d) below, at the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate formerly representing any of such Shares (a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration.

          (b) Cancellation of Parent-Owned Shares and Treasury Stock. Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent, Purchaser or the Company or any Subsidiaries (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without any conversion thereof and without payment of any consideration in exchange therefore. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any consideration in exchange therefor.

          (c) Purchaser Common Stock. Each share of common stock of Purchaser, $0.001 par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation.

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares of the Company issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(a), but holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL, except that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration and shall no longer be considered Dissenting Shares. Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as required by a court of competent jurisdiction, make any payment with respect to any demands for appraisal of Dissenting Shares or offer to settle or settle any such demands.

          3.2. Payment for Shares.

          (a) Paying Agent. Five (5) business days prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent, who shall be the Parent’s transfer agent or another entity selected by Parent prior to the Effective Time with the Company’s approval, which shall not be unreasonably withheld (the “Paying Agent”), for the benefit of the holders of Shares, cash in an aggregate amount equal to the Merger Consideration multiplied by the number of Shares outstanding immediately prior to the Effective Time (excluding any Shares described in Section 3.1(b)) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”). Purchaser shall instruct the Paying Agent to deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1(a) upon the due surrender by any holder of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III.

          (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and any other required documents, the holder of such

Certificate shall be entitled to receive in exchange therefor a check for the amount of the Merger Consideration that such holder is entitled to receive pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for the amount of the Merger Consideration may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate shall represent for all purposes only the right to receive the applicable Merger Consideration set forth in this Article III without any interest thereon.

          (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to Parent upon demand. Any stockholders of the Company who have not theretofore received payment of the Merger Consideration in accordance with this Article III shall thereafter look only to Parent for such payment upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such holder in exchange for such lost, stolen or destroyed certificate.

          3.3. Company Options and Warrants.

          (a) As soon as possible following the date of this Agreement, the Board of Directors of the Company and any committee administering the Company’s Amended Equity Incentive Compensation Plan (including the UK

Inland Approved Schedule thereto, collectively, the “1999 Plan”) or 2001 Employee Stock Option Plan (the “2001 Plan”), each as amended to the date of this Agreement (collectively, the “Company Option Plans”) shall adopt such resolutions and/or take such other actions as may be necessary or appropriate to effect the provisions of this Section 3.3 and to cause the transactions contemplated by this Section 3.3 to be exempt from the provisions of Section 16(b) of the Exchange Act. All outstanding options to purchase Shares granted by the Company under the Company Option Plans or otherwise issued pursuant to Company Option agreements not covered by the Company Option Plans, are disclosed on Section 4.2 of the Company Disclosure Schedule and are collectively referred to herein as the “Company Options,” each a “Company Option.” All outstanding warrants to purchase Shares granted by the Company are disclosed on Section 4.2 of the Company Disclosure Schedule and are collectively referred to herein as the “Company Warrants,” each a “Company Warrant.”

          (b) Company Options Granted Under the Company Option Plans. Parent and the Company hereby acknowledge and agree that, pursuant to the terms of the 2001 Plan and the 1999 Plan, and the Company Option agreements issued thereunder, all Company Options issued under the Company Plans shall terminate upon the first to occur of the acquisition by Purchaser, Parent or any affiliate of eighty percent (80%) or more of the Company’s Shares in the Offer (including any subsequent offering period under Section 1.1(d)) or the Merger (the “Option Termination Event”). Pursuant to the terms of the 1999 Plan and the Company Option agreements issued thereunder, holders of Company Options under the 1999 Plan shall have the right, for a period of thirty (30) days immediately prior to the Option Termination Event, to exercise such Company Options in whole or in part, without regard to any vesting conditions. Pursuant to the terms of the 2001 Plan and the Company Option agreements issued thereunder, holders of Company Options under the 2001 Plan shall have the right, for a period of fifteen (15) days immediately prior to the Option Termination Event, to exercise such Company Options in whole or in part, without regard to any vesting conditions. Any exercise of a Company Option granted under the Company Option Plans, that becomes fully vested and exercisable pursuant to this Section 3.3(b), shall be conditioned upon the occurrence of an Option Termination Event and shall be effective only immediately before the occurrence of the Option Termination Event.

          (c) Company Options Not Granted Under the Company Option Plans. Parent and the Company hereby acknowledge and agree that all Company Options not issued under the Company Plans shall terminate, in accordance with their terms, upon the Option Termination Event. The Company shall use commercially reasonable efforts to seek to cause the holders of Company Options not granted under the Company Option Plans to terminate such Company Option agreements in exchange for a cash payment, to be made by Parent simultaneously with the purchase of Shares pursuant to the Offer, equal to (x) the Offer Price multiplied by the number of Shares purchasable pursuant to such Company Option, minus (y) the aggregate exercise price for the Shares purchasable pursuant to such Company Option, less any amounts as are required to be deducted and withheld under the Code or any provision of state or local Tax law in connection with such payment.

          (d) Each Company Warrant unexercised and outstanding immediately prior to the Effective Time shall at the Effective Time be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time, the Merger Consideration. The Company shall use commercially reasonable efforts to cause the Company Warrants to be terminated prior to the Effective Time.

          (e) As of the Effective Time, the Company Option Plans and Company Options, to the extent not exercised, shall terminate and, except as provided in Section 3.3(d), all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be cancelled. At and after the Effective Time, no Person shall have any right under the Company Options, the Company Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof.

          (f) The Company’s Board of Directors shall send written notice of the Offer and the foregoing rights under this Section 3.3 to holders of Company Options and Company Warrants not later than the time at which it gives notice to the holders of Company Common Stock and will provide such holders of Company Options notice that such Company Options shall terminate upon an Option Termination Event in accordance with their terms.

          3.4. Stock Transfer Books; No Further Ownership Rights in Company.

          At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company. On and after the Effective Time, any Certificates for Shares of the Company (excluding any Shares described in Section 3.1(b) and any Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates for Shares of the Company are presented to the Paying Agent, the Surviving Corporation or Purchaser for any reason, they shall be cancelled and exchanged for the Merger

Consideration. The Merger Consideration paid upon surrender of Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Certificates.

          3.5. Adjustments to Prevent Dilution.

          Subject to Section 6.1 hereof, in the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

          3.6. Withholding.

          Each of the Paying Agent, Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder or former holder of Shares, Company Options or Company Warrants such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax law or other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid by the Paying Agent, Parent, Purchaser or the Surviving Corporation to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the corresponding sections or subsections of the Company disclosure schedule attached to this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Purchaser that:

          4.1. Organization, Good Standing and Qualification.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries (as defined in Section 9.12(b)) is set forth in Section 4.1 of the Company Disclosure Schedule and is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.12(b)). The Company has made available to Parent a complete and correct copy of the Company’s, and each Subsidiary’s, respective certificate of incorporation and bylaws or other organizational documents, each as amended to, and as in effect as of, the date hereof. Each such certificate of incorporation and bylaws, as amended as of the date hereof, is in full force and effect.

          4.2. Capitalization.

          The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Company Common Stock, of which 26,200,815 shares were outstanding as of the close of business on October 11, 2002 and Twenty Million (20,000,000) shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of the close of business on October 11, 2002. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on October 11, 2002, the Company had reserved (i) 13,013,863 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the Company Option Plans and otherwise under Company Option agreements, and (ii) 65,080 shares of Company Common Stock for issuance upon exercise of Company Warrants. Section 4.2 of the Company Disclosure Schedule contains a list, as of the date hereof, of (x) each Company Option to purchase or acquire Shares under each of the Company Option Plans or otherwise under a Company Option agreement, indicating the plan, holder thereof, date of grant, vesting schedule, exercise price and number of Shares subject thereto, and (y) each Company warrant to purchase Shares, indicating, the holder, date of grant, expiration date, vesting schedule, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company free and clear of any Encumbrance. Except for the Company Rights Agreement or as described in Section 4.2 of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as described in Section 4.2 of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 4.2, convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Shares of Company Common Stock issued and outstanding, including options or Shares issued under Company Option agreements and the Company Option Plans, as amended and under all prior versions thereof, were issued in compliance with applicable law.

          4.3. Company Subsidiaries; Investments.

          Except for the Company’s Subsidiaries listed on Section 4.1 of the Company Disclosure Schedule and as set forth on Section 4.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          4.4. Corporate Authority and Approvals.

          The Company has the necessary corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject to obtaining any necessary approval of the stockholders of the Company (the “Company Requisite Vote”), to perform its obligations under this Agreement, to carry out and complete the Offer and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Requisite Vote, to the extent required under the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          4.5. Governmental Filings; No Violations or Conflicts.

          (a) Except as set forth in Section 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 4.17 hereof), except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, the Nasdaq Stock Market, Inc. (“Nasdaq”) or any exchange or interdealer quotation service on which the Company’s securities are listed or quoted; or the HSR Act, if applicable, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Section 4.5 of the Company Disclosure Schedule, and (C) filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer and the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement.

          4.6. Company SEC Reports; Financial Statement.

          (a) The Company has timely filed all forms, reports, statements and other documents required to be filed by the Company with the SEC since October 2, 2000 (collectively, the “Company SEC Reports”), and has heretofore made available to Purchaser, in the form filed with the SEC since such date, all such Company SEC Reports, including all exhibits and schedules thereto and documents incorporated by reference therein, together with any amendments thereto, including but not limited to, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by the Company. As of their respective filing dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be noted therein, and subject, in the case of interim financial statements, to normal year-end adjustments).

          (c) The Company maintains and has maintained during all periods that the Company was required to file reports under Sections 13(a) or 15(d) of the Exchange Act controls and other procedures that are adequately designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

          4.7. Absence of Certain Changes.

          Except as set forth in Section 4.7 of the Company Disclosure Schedule, since June 30, 2002, there has not been any change in the business, financial condition, properties, assets or results of operations of the Company or any of its Subsidiaries, which has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

          4.8. Litigation.

          Except as set forth on Section 4.8 of the Company Disclosure Schedule, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or; to the knowledge of the Responsible Executive Officers of the Company, threatened against the Company or any of its Subsidiaries, except for such actions, suits, claims, hearings, investigations and proceedings that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          4.9. Employee Benefits.

          (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, change of control, compensation, medical, health or other material plan, policy or arrangement that covers employees and directors of the Company and its Subsidiaries (the “Company Compensation and Benefit Plans”) and any trust agreement or insurance contract forming a part of such Company Compensation and Benefit Plans has been made available to Parent prior to the date hereof. For the three most recent plan years, all annual reports (Form 5500 series) on each Company Compensation and Benefit Plan that have been filed with any Governmental Entity and the current summary plan description and subsequent summaries of material modifications for each Company Compensation and Benefit Plan have been made available to Parent prior to the date hereof. The Company Compensation and Benefit Plans are listed on Section 4.9(a) of the Company Disclosure Schedule.

          (b) All Company Compensation and Benefit Plans are in substantial compliance with all applicable law, including, to the extent applicable, the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          (c) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (d) All contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

          (e) No Pension Plan of the Company is a “defined benefit plan” as such term is defined in Section 3(35) of ERISA.

          (f) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Company Compensation and Benefit Plan except as may be required by the health care coverage continuation requirements of COBRA or similar state law.

          (g) The Offer and the Merger will not, except for the acceleration of outstanding Company Options contemplated by Section 3.3 hereof, or as set forth in Section 4.9(g) of the Company Disclosure Schedule, (i) entitle any employees of the Company or its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Compensation and Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the Company Compensation and Benefit Plans.

          (h) All Company Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

          (i) Except as set forth in Section 4.9(i) of the Company Disclosure Schedule, no amount required to be paid or payable with respect to any employee of the Company or any of its Subsidiaries in connection with the Offer and the Merger will be an “excess parachute payment” within the meaning of Section 280G of the Code.

          (j) Section 4.9(j) of the Company Disclosure Schedule sets forth a true and correct list of the names, positions, rates of compensation and terms of severance payable upon termination of employment of the Company’s current employees. Section 4.9(j) of the Company Disclosure Schedule sets forth any material separation or termination agreement with any executive officer of the Company under which amounts remain due and payable by the Company, as well as any change in control or retention bonus arrangements or agreements between the Company and any of its officers, directors and employees.

          (k) Section 4.9(k) of the Company Disclosure Schedule sets forth a true and correct list of the names of such Company employees who are eligible to receive a compensation bonus for the current fiscal year and the range of compensation bonus payment that the Company’s management has determined each such employee is eligible to receive pursuant to Section 6.9.

          4.10. Compliance with Laws; Permits.

          The Company and its Subsidiaries hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the “Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as presently conducted and as proposed to be conducted by the Company, except for any Permits for which the failure to obtain or hold is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries have not been conducted, and are currently not being conducted, in violation of any applicable law, statute (including, without limitation the Sarbanes-Oxley Act of 2002), ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any Governmental Entity, except for violations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          4.11. Takeover Statutes; Poison Pill.

          No restrictive provision of any “fair price,” “moratorium,” “control share” or other similar anti-takeover statute or regulation of the DGCL, (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, the Offer, the Merger or any other transaction contemplated by this Agreement. The Company has taken all necessary action pursuant to the terms of the Company Rights Agreement to provide that neither Parent nor Purchaser shall be deemed an “acquiring person” thereunder, and that the announcement and consummation of the Offer and the Merger will not be deemed a “stock acquisition date” thereunder.

          4.12. Environmental Matters.

          The Company does not currently own, and has not previously owned, any real property. Except as disclosed in the Company SEC Reports filed prior to the date hereof or on Section 4.12 of the Company Disclosure Schedule, and except for such matters that, alone or in the aggregate, would not have a Company Material Adverse Effect: (a) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 9.12(b)); (b) the properties currently leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) were not contaminated with any Hazardous Substances (as defined in Section 9.12(b)) by the Company, or, to the knowledge of the Responsible Executive Officers of the Company, by any third party, and, to the knowledge of the Responsible Executive Officers of the Company, do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks; (c) to the knowledge of the Responsible Executive Officers of the Company, the properties formerly leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances by the Company or, to the knowledge of the Responsible Executive Officers of the Company, by any third party, during the period of lease or operation by the Company or any of its Subsidiaries; (d) neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination as directed by the Company or its Subsidiary on any third party property; (e) no Hazardous Substance has been transported by the Company or, to the knowledge of the Responsible Executive Officers of the Company, by any third party from any of the properties leased or operated by the Company or any of its Subsidiaries other than as permitted under applicable Environmental Law; (f) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (g) the Company and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) to the knowledge of the Responsible Executive Officers of the Company there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

          4.13. Taxes.

          Except as set forth on Section 4.13 of the Company Disclosure Schedule:

          (a) the Company and each of its Subsidiaries have timely and accurately filed all income Tax Returns (as defined in Section 9.12(b)) and all other material Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of all Taxes (as defined in Section 9.12(b)) due and owing by the Company and each of its Subsidiaries other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company SEC Reports. The Tax Returns of the Company and its Subsidiaries were correct and complete in all material respects;

          (b) all Taxes which the Company and each of its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined in Section 9.12(b)) to the extent due and payable;

          (c) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

          (d) there is no audit, examination, deficiency, refund claim or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes;

          (e) neither the Company nor any of its Subsidiaries have agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provisions of state, local or foreign Law by reason of any change in accounting method;

          (f) the accrued taxes payable accounts for Taxes reflected on the Company and its Subsidiaries’ most recent balance sheet are sufficient for the payment of all unpaid Taxes for the Company and each of its Subsidiaries accrued for or applicable to all periods ending on or prior to the date of said balance sheet, or which may subsequently be determined to be owing with respect to any such period;

          (g) neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes;

          (h) during the past five years prior to the date of this Agreement, no demand or claim has been made against the Company or any of its Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which the Company or any of its Subsidiaries was at any time a member;

          (i) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Company is the common parent);

          (j) The Company and each of its Subsidiaries has made available to Purchaser copies of all Tax Returns filed within the three-year period ending on the date hereof;

          (k) neither the Company nor any of its Subsidiaries has received any private letter ruling from the IRS within the three-year period ending on the date hereof;

          (l) neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible as an expense by the Company or any of its Subsidiaries pursuant to Section 404 of the Code, or by similar applicable law;

          (m) neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that would be non-deductible by reason of Section 162(m) of the Code; and

          (n) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing.

          4.14. Labor Matters.

          (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any of its Subsidiaries. Except as set forth in Section 4.14(a) of the Company Disclosure

Schedule, the Company and each of its Subsidiaries is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and Social Security contributions, except for any noncompliance that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated.

          (b) Section 4.14(b) of the Company Disclosure Schedule contains a complete and correct list of all consulting agreements with any Persons retained by the Company or any of its Subsidiaries, complete and correct copies of which have been made available to Parent.

          4.15. Intellectual Property.

          (a) For the purposes of this agreement, the following terms have the following definitions:

          (i) “Intellectual Property” shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all documentation related to any of the foregoing.

          (ii) “Intellectual Property of Company” shall mean any Intellectual Property that is owned by the Company or that the Company represents that it owns. However, Intellectual Property of the Company shall specifically not include any rights in or to materials created for customers as “work-made-for-hire” or which are subject to an exclusive assignment or license in favor of any third party.

          (iii) “Third Party Intellectual Property of Company” shall mean any Intellectual Property that is licensed by the Company and that is necessary to the operation of the Company, including the design, manufacture and use of the products of the Company as it currently is conducted, including, without limitation, the design, development, manufacture and sale of all products currently manufactured or sold by the Company or under development by the Company, or is reasonably anticipated to be operated in the future.

          (b) Section 4.15(b) of the Company Disclosure Schedule lists all of the United States and foreign: (i) patents and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property of Company that is the subject of an application, certificate or registration issued by any state, government or other public legal authority. Except as otherwise noted on Section 4.15(b) of the Company Disclosure Schedule, the registrations of the Intellectual Property of Company listed on Section 4.15(b) of the Company Disclosure Schedule are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities for the purposes of maintaining such registrations.

          (c) Section 4.15(c) of the Company Disclosure Schedule lists all (i) material copyrights, and (ii) except for immaterial copyrights and “shrink wrap” and similar standard commercial end user software products, all other Intellectual Property, used by the Company in connection with the operation of its business, the development, promotion, marketing or sale of its products, or the support and maintenance thereof, except as already set forth on Section 4.15(b) of the Company Disclosure Schedule. Section 4.15(c) of the Company Disclosure Schedule is segregated by Intellectual Property owned by the Company, licensed to the Company (in which case Section 4.15(c) of the Company Disclosure Schedule lists the third party licensor or owner and describes the license thereof), or otherwise used by the Company. Section 4.15(c) of the Company Disclosure Schedule also describes the nature of the Intellectual Property required to be set forth in Section 4.15(c) of the Company Disclosure Schedule, including without limitation a segregation by domain names, and product names. Except as identified in Section 4.15(c) of the Company Disclosure Schedule, the Company’s assets include all Intellectual Property of Company. The Company owns and has good and exclusive title to each item of Intellectual Property of Company, including but not limited to that which is set forth in Section 4.15(c) of the Company Disclosure Schedule listed as owned by the Company, free and clear of any lien or encumbrance; and to the knowledge of the Responsible Executive Officers of the Company, the Company has the right to use or operate all Third Party Intellectual Property of Company in accordance with applicable third party license agreements. The Intellectual Property of Company and Third Party Intellectual Property of Company comprise all rights necessary for Buyer to conduct the business of the Company in the same manner after the Closing Date as the Company had conducted the business prior to the Closing Date. No Intellectual Property of Company or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by the Company. To the knowledge of the Responsible Executive Officers of the Company, no Third Party Intellectual Property of Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by the Company.

          (d) The contracts, licenses and agreements listed on Section 4.15(d) of the Company Disclosure Schedule include all material contracts, licenses and agreements, to which the Company is a party which (i) still require performance of services, delivery of materials or ongoing royalties or similar payments by the Company, (ii) still require performance of services, delivery of materials or ongoing royalties or similar payments to the benefit of the Company or (iii) required the performance of services, delivery of materials or ongoing royalties or similar payment either by the Company or to the benefit of the Company and included indemnification obligations of the Company or the performance of nondisclosure obligations, in each case, with respect to any Intellectual Property, other than “shrink wrap” and similar commercial end-user licenses. With respect to material agreements, except pursuant to agreements listed on Section 4.15(d) of the Company Disclosure Schedule, (i) no person has any rights to use any of the Intellectual Property of Company; (ii) the Company has neither granted to any person, nor authorized any person to retain, any rights in the Intellectual Property of Company; and (iii) Company has not sublicensed or assigned any of its rights or licenses regarding the Third Party Intellectual Property of Company.

          (e) The contracts, licenses and agreements listed on Section 4.15(d) of the Company Disclosure Schedule are in full force and effect. Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, to the knowledge of the Responsible Executive Officers of the Company, there are no contracts, licenses and agreements between the Company and any other person with respect to the Intellectual Property of Company or Third Party Intellectual Property of Company as to which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Section 4.15(d) of the Company Disclosure Schedule. The Company is in material compliance with, and has not materially breached any term of, the contracts, licenses and agreements listed on Section 4.15(d) of the Company Disclosure Schedule. To the knowledge of the Responsible Executive Officers of the Company, all other parties to the contracts, licenses and agreements listed on Section 4.15(d) of the Company Disclosure Schedule are in material compliance with, and have not materially breached any term of, the contracts, licenses and agreements.

          (f) Except as noted on Section 4.15(f) of the Company Disclosure Schedule, the operation of the Company’s business as it currently is conducted, including its design, development, manufacture and sale of its products, including products currently under development, and provision of services, does not infringe the Intellectual Property of any other person. To the knowledge of the Responsible Executive Officers of the Company, notwithstanding the foregoing, solely with respect to the Company’ s use of Third Party Intellectual Property of Company and with respect to any third party patents not issued as of the effective date hereof, the operation of the Company’s business as it currently is conducted, including its design, development, manufacture and sale of its products, including products currently under development, and provision of services, does not infringe the Intellectual Property of any other person. The Company has not received notice from any person that the operation of its business, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, infringes the Intellectual Property of any person.

          (g) To the knowledge of the Responsible Executive Officers of the Company, no person or entity is infringing or misappropriating any of the Intellectual Property of the Company.

          (h) Except as otherwise noted on Section 4.15(h) of the Company Disclosure Schedule, (i) there are no material claims asserted against the Company related to any product or service of the Company, and (ii) to the knowledge of the Responsible Executive Officers of the Company, there are no material claims threatened against the Company or asserted or threatened against any customer of the Company related to any product or service of the Company.

          (i) The Company has a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms attached hereto in Section 4.15(i) of the Company Disclosure Schedule. Each current or former employee, consultant or contractor has so executed such form, except where the former employee, consultant or contractor was not materially involved in the Company’s product development efforts and where the failure to execute such agreements is not reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect.

          4.16. Title to Property.

          Except as set forth in the Company SEC Reports or on Section 4.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

          4.17. Company Material Contracts.

          All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto pursuant to Item 601 of Regulation S-K promulgated by the SEC (the “601 Contracts”) are described in the Company SEC Reports or filed as exhibits thereto. All Company Material Contracts (as defined below) are in full force and effect. True and complete copies of the Company Material Contracts have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Responsible Executive Officers of the Company, any other party, is in breach of or in default under the Company Material Contracts, except for such breaches and defaults as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting, in any material respect, the ability of the Company or any of its Subsidiaries to (a) sell any products or services of or to any other Person, (b) engage in any line of business, or (c) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries. As used in this Agreement, the term “Company Material Contract” shall include all of the following types of agreements to which the Company is a party or by which it is bound: (i) 601 Contracts; (ii) contracts involving expected receipts or expenditures in excess of One Hundred Thousand Dollars ($100,000); (iii) contracts granting any exclusive rights to any party; (iv) contracts evidencing indebtedness for borrowed or loaned money of One Hundred Thousand Dollars ($100,000) or more, including guarantees of such indebtedness; (v) contracts involving the in licensing of technology which is included in the Company’s products; (vi) contracts licensing the Company’s products (other than standard form license agreements entered into by the Company in the ordinary course of business that do not individually involve a royalty payment obligation of at least One Hundred Thousand Dollars ($100,000) in the aggregate); (vii) contracts involving the joint development of any product or the joint exploitation of intellectual property by the Company with a third party; and (viii) contracts or subcontracts pursuant to which the Company is providing goods or services to any Governmental Entity, including without limitation the United States federal or state governments or any subdivision thereof.

          4.18. Brokers and Finders.

          Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Bear, Stearns & Co. Inc. as its financial advisor, the arrangements with respect to which have been disclosed to Parent prior to the date hereof.

          4.19. Insurance Matters.

          The Company has heretofore made available to Parent true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability, directors’ and officers’ and other insurance policies maintained by the Company and its Subsidiaries. All such policies (i) are in full force and effect, and (ii) insure against those risks to which the Company and its properties could reasonably be exposed in such amounts and subject to such terms as are commercially reasonable. To the knowledge of the Responsible Executive Officers of the Company neither the Company nor any of its Subsidiaries has received or given notice of cancellation with respect to any material insurance policies. No material claim for coverage is pending for which coverage has been denied or the issue of coverage has not yet been agreed to by the carrier. Except as disclosed on Section 4.19 of the Company Disclosure Schedule, the Company has not received notice of a material premium increase in connection with any insurance policies maintained by the Company and its Subsidiaries.

          4.20. Information.

          The Schedule 14D-9, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information provided by or on behalf of the Company in writing specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, any proxy statement to be sent to the stockholders of the Company in connection with a meeting of the Company’s stockholders to consider the Merger (the “Company Stockholders Meeting”) (such proxy statement, as amended or supplemented, is referred to herein as the “Company Proxy Statement”) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company Proxy Statement will not, at the time the Company Proxy Statement is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Company Proxy Statement.

          4.21. Vote Required.

          In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of more than fifty percent (50%) of all the votes entitled to be cast by the holders of outstanding Shares is the only vote of any class or series of capital stock of the Company necessary to approve the Merger and the transactions contemplated under this Agreement.

          4.22. Opinion of Financial Advisor.

          The Company’s Board of Directors has received the opinion of Bear, Stearns & Co. Inc. that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, subject to the qualifications and assumptions contained therein, and such opinion has not been withdrawn or modified.

          4.23. Government Contracts.

          There are no material outstanding claims or disputes between the Company and Unisys Corporation or Management System Designers, Inc. The Company has not had any material disputes with any Government Entity, including without limitation the United States federal government or any subdivision thereof, involving the Company’s unethical conduct in connection with the provision of goods or services to such Governmental Entity.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND PURCHASER

          Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule attached to this Agreement (the “Parent Disclosure Schedule”), Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          5.1. Purchaser.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding and are, and at the Effective Time will be, owned solely by Parent, and there are (i) no other voting securities of Purchaser, (ii) no securities of Purchaser convertible into or exchangeable for shares of common stock or other voting securities of Purchaser, and (iii) no options or other rights to acquire from Purchaser, and no obligations of Purchaser to issue or deliver, shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities of Purchaser.

          (c) Purchaser has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement.

          (d) The affirmative vote of Parent, the sole stockholder of Purchaser is the only vote of the holders of any class or series of Purchaser capital stock necessary to approve any of the transactions contemplated hereby.

          5.2. Organization, Good Standing and Qualification.

          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined in Section 9.12(b)). Parent has made available to the Company a complete and correct copy of Parent’s certificate of incorporation and bylaws as amended to and as in effect as of the date hereof. Such certificate of incorporation and bylaws, as amended as of the date hereof, is in full force and effect.

          5.3. Corporate Authority and Approvals.

          (a) Each of Parent and Purchaser has the necessary corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, to carry out and complete the Offer and to consummate the Merger. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b) The Board of Directors of Parent (at a meeting duly called and held) has duly approved and adopted this Agreement and approved the Offer, the Merger and the other transactions contemplated hereby and thereby. No vote of the stockholders of Parent is necessary to approve any of the transactions contemplated hereby.

          5.4. Governmental Filings; No Violations.

          (a) Except as set forth in Section 5.4 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of their respective obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent, (ii) subject to compliance with the requirements set forth in Section 5.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or by which its properties are bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Material Contract (as defined in Section 9.12(b)), except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, Nasdaq or any exchange or interdealer quotation service on which Parent’s securities are listed or quoted, or the HSR Act, if applicable, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Section 5.4 of the Parent Disclosure Schedule, and (C) filing and recordation of a certificate of merger as required by the DGCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer and the Merger in any material respect.

          5.5. Available Funds.

          Parent has, and will make available to Purchaser, currently available funds necessary to satisfy all of Parent’s and Purchaser’s obligations under this Agreement and in connection with the transactions contemplated hereby including, without limitation, the payment of the Offer Price for all Shares tendered in the Offer, payment of the aggregate Merger Consideration and all costs, fees and expenses in connection with the Offer, the Merger and the transactions contemplated hereby.

          5.6. Brokers and Finders.

          Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed UBS Warburg as its financial advisors.

          5.7. Information.

          The Schedule TO and the Offer Documents, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule TO, the Offer Documents, nor any of the information provided by or on behalf of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9, or to the extent required, for inclusion in the Company Proxy Statement, will, at the respective times the Schedule TO and the Offer Documents, or the Schedule 14D-9, or to the extent required, the Company Proxy Statement, or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Schedule TO or Offer Documents.

ARTICLE VI
COVENANTS

          6.1. Interim Operations of the Company.

          (a) The Company hereby covenants and agrees, as to itself and its Subsidiaries, that, from the date hereof until the Effective Time:

          (i) the Company and its Subsidiaries shall conduct and operate their respective business in all material respects in the ordinary and usual course consistent with past practices;

          (ii) to the extent consistent with (a)(i) above, the Company and its Subsidiaries shall use their reasonable best efforts to preserve their business organization substantially intact and maintain existing relationships and goodwill with contract parties, customers, distributors, creditors, lessors, principal officers and key employees; and

          (iii) the Company and its Subsidiaries shall use their reasonable best efforts to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

          (b) The Company hereby covenants and agrees, as to itself and its Subsidiaries, that, from the date hereof until the Effective Time, (except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1(b) of the Company Disclosure Schedule) without the prior written consent of Parent:

          (i) the Company shall not, and shall cause its Subsidiaries not to: (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its certificate of incorporation or bylaws; (C) adjust, split, combine or reclassify its outstanding shares of stock, or effect any reorganization or recapitalization of its capital stock; (D) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (E) repurchase, redeem or otherwise acquire, except in connection with any Company Option or Company Warrant, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (ii) neither the Company nor any of its Subsidiaries shall (A) issue, grant, sell, pledge, dispose of or encumber any (1) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class (other than Shares issuable pursuant to Company Options and Company Warrants outstanding on the date hereof), or (2) securities convertible into or exchangeable for any other property or assets; (B) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any other property or assets that are material to the Company and its Subsidiaries, taken as a whole; or (C) make or authorize or commit for any capital expenditures other than in amounts less than One Hundred Thousand Dollars ($100,000) in the aggregate; or (D) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities consistent with past practice and not in the aggregate, material in amount;

          (iii) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employee, provided that, the Company may hire, in the ordinary and usual course of its business, non-executive employees of the Company at an annual salary not to exceed One Hundred Thousand Dollars ($100,000) as to any single individual and Five Hundred Thousand Dollars ($500,000) in the aggregate provided that the Company shall give Parent notice of any such hiring under this Section 6.1(b)(iii);

          (iv) neither the Company nor any of its Subsidiaries shall (A) incur any obligation of indebtedness for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person other than in the ordinary course of the Company’s business consistent with past practice, (C) take any action to modify any material indebtedness, or (D) make or forgive any loans to any Person;

          (v) neither the Company nor any of its Subsidiaries shall (A) make, rescind or change any Tax election, settle any material Tax audit or file any material amended Tax Returns, or (B) revalue any of its assets or change any accounting principle used by it except, in each case, as may be required to be implemented pursuant to GAAP or applicable rules and regulations of the SEC;

          (vi) neither the Company nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary to (A) sell any products or services of or to any other Person, (B) engage in any line of business, or (C) compete with any Person;

          (vii) neither the Company nor any of its Subsidiaries shall adopt a plan of complete, nor shall their respective Board of Directors adopt partial, liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

          (viii) neither the Company nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect, except as may be required by applicable law;

          (ix) the Company shall not modify, amend or terminate, or waive, release or assign any material rights or claims under any (A) Company Material Contract, or (B) except in compliance with Section 6.4 hereof, any confidentiality or standstill agreement;

          (x) neither the Company nor any of it Subsidiaries shall settle or compromise any pending or threatened suit, action or claim; and

          (xi) neither the Company nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          6.2. Interim Operations of Parent.

          Parent covenants and agrees that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.2 of the Parent Disclosure Schedule), without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

          (a) Parent shall not take any action that would cause any of its representations and warranties herein to become untrue in any material respect, except as may be required by applicable law; and

          (b) Parent shall not authorize or enter into an agreement to do any of the foregoing.

          6.3. Interim Operations of Purchaser.

          During the period from the date of this Agreement to the Effective Time, Purchaser shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

          6.4. Acquisition Proposals.

          (a) The Company agrees that after the date hereof it shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any Representative of the Company or any Subsidiary, directly or indirectly, to:

          (i) solicit, initiate or encourage the submission of any tender or exchange offer involving the Company or any proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination or other similar transaction involving the Company, or any purchase, license or lease of in excess of fifteen percent (15%) (A) of the assets of the Company and its Subsidiary taken as a whole, or (B) the outstanding Company Common Stock, other than, in each case, a proposal by Parent or any of its affiliates (an “Acquisition Proposal”);

          (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information regarding the Company or its Subsidiaries with respect to, any inquiries or the making of any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal; or

          (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities;

provided, however, that notwithstanding the foregoing and subject to the other provisions of this Section 6.4,

          (1) in response to an unsolicited bona fide written Acquisition Proposal, the Company may request clarifications from (but not, in reliance on this subsection (1), enter into negotiations with or furnish nonpublic information to) any third party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Acquisition Proposal is a Superior Proposal (as defined below);

          (2) the Company may take any action described in clauses (a)(ii) or (a)(iii) of this Section 6.4, as well as enter into a confidentiality agreement on customary terms and conditions, in respect of any Person, but only if such Person delivers an Acquisition Proposal that, in the good faith judgment of the Company’s Board of Directors, is a Superior Proposal and in the good faith judgment of the Company’s Board of Directors after consultation with its legal counsel, the failure to respond to such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company’s stockholders, provided that if the Company enters into such a confidentiality agreement with respect to an Acquisition Proposal that contains provisions that are less protective to the Company than the provisions of the confidentiality agreement dated as of June 16, 2002, by and between Parent and the Company (the “Confidentiality Agreement”), the Company agrees to amend the Confidentiality Agreement so as to provide Parent with the benefit of any such less protective provisions; and

          (3) the Company may, concurrently or immediately following the termination of this Agreement pursuant to Section 8.1(d)(iii), following its evaluation of the Superior Proposal, enter into an agreement regarding the

Superior Proposal, or approve or recommend any Superior Proposal, in each case, at any time after the second business day following Parent’s receipt of written notice from the Company (i) advising Parent that the Board of Directors of the Company has received a Superior Proposal which it intends to accept, identifying the Person making such Superior Proposal and specifying the financial and other material terms and conditions of such Superior Proposal and (ii) inviting Parent to propose adjustments in the terms and conditions of this Agreement with a view to enabling the Company to proceed with the transactions contemplated herein on such adjusted terms (provided that the Company shall cooperate in good faith, and cause its legal and financial advisors to so cooperate, with Parent in making any such adjustments). The Company may not exercise its right to terminate this Agreement under Section 8.1(d)(iii) and may not enter into a binding agreement with respect to such Superior Proposal concurrently or immediately following such termination, unless prior to or concurrent with such termination, the Company shall have paid to Parent the Termination Fee (as defined by Section 8.2); provided further that nothing contained in this Section 6.4 or elsewhere in this Agreement shall prevent the Company’s Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by the fiduciary duties of the Company’s Board of Directors or by applicable law as determined by the Company’s Board of Directors in good faith after consultation with its outside legal counsel.

          For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal not received in violation of Section 6.4(a) that is fully financed or is accompanied by financing commitments that are reasonably capable of being satisfied and is on terms that the Board of Directors of the Company determines in good faith after consultation with its financial advisors would or is reasonably likely to result in a transaction that, if consummated, would be more favorable to the Company’s stockholders (taking into account all such factors as the Company’s Board of Directors deems relevant, including, among other things, the identity of the offeror, the likelihood that such transaction will be consummated and all legal, financial, regulatory and other aspects of the Acquisition Proposal) than the transactions contemplated by this Agreement.

          (b) The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons (other than Parent and its affiliates) conducted heretofore with respect to any Acquisition Proposal.

          (c) The Company shall (i) promptly (and in no event later than two (2) business days after receipt of any Acquisition Proposal or inquiry) notify Parent after receipt by it (or its financial advisors) of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person, and the financial and other material terms and conditions of any Acquisition Proposal or potential Acquisition Proposal,

(ii) promptly notify Parent after receipt of any request for nonpublic information relating to its properties, books or records by any Person, that may be considering making, or has made, an Acquisition Proposal, (iii) prior to furnishing any such written information, the Company shall use its reasonable best efforts to provide reasonable advance notice to Parent that it intends to do so, (iv) promptly provide Parent with any nonpublic information which is given to such Person pursuant to this Section 6.4(c) that has not previously been provided or made available to Parent or its Representatives, and (v) promptly keep Parent advised of the status and the financial and other material terms and conditions of any such Acquisition Proposal, indication or request.

          6.5. Stockholder Meetings.

          (a) If required by the DGCL or other applicable law in order to carry out the Merger, the Company will take, in accordance with its certificate of incorporation and bylaws, all action necessary in accordance with the DGCL to convene the Company Stockholders Meeting, to be held as promptly as practicable after acceptance of and payment for the Shares by Purchaser pursuant to the Offer, to consider and vote upon the approval of the Merger. The Company’s Board of Directors, subject to any withdrawal, modification or amendment in accordance with the provisions of this Agreement, will recommend approval and adoption of the Agreement and approval of the Merger by its stockholders (and include such recommendation in the Company Proxy Statement), will not withdraw or modify such recommendation and will use its reasonable best efforts to solicit such stockholder approval and obtain the Company Requisite Vote.

          (b) Parent agrees that it will vote, or cause to be voted, at the Company Stockholders Meeting, all Shares then owned by it or Purchaser in favor of the approval and adoption of the Agreement and approval of the Merger. In addition, each of Parent and Purchaser agree that from and including the date of the consummation of the Offer through the Effective Time, it will not sell, transfer, assign, pledge, exchange or otherwise dispose of any Shares (including those purchased in the Offer) or rights therein (whether acquired pursuant to the Offer or otherwise).

          (c) Notwithstanding the foregoing, if Purchaser or any other Subsidiary of Parent shall acquire and own of record at least ninety percent (90%) of the outstanding Shares pursuant to the Top-Up Option or otherwise, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company, Parent and Purchaser shall take all necessary and appropriate action to cause the Merger to become effective within one (1) business day after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.

          6.6. Filings; Other Actions; Notification.

          (a) If required by applicable law, the Company and Parent shall jointly prepare and the Company shall file with the SEC the Company Proxy Statement relating to the Merger and, in accordance with the Exchange Act and the rules of the SEC, as promptly as practicable after such filing will mail the Company Proxy Statement to the stockholders of the Company.

          (b) From the date of this Agreement until the Effective Time, each of the parties shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, use all commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and use all commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to divest any of its businesses, product lines or assets, or the Company’s or any of its Subsidiaries’ respective businesses, product lines or assets or to obtain any required approval of any Governmental Entity.

          (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule TO, Schedule 14D-9, the Offer Materials, the Company Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

          (d) From the date of this Agreement until the Effective Time, each of the parties shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively. The Company and Parent shall each give prompt notice to the other of any breach of any or their respective representations, warranties, covenants or agreements contained herein.

          (e) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Offer or the Merger or (ii) seeking to restrain, enjoin or prohibit the consummation of the Offer, the Merger or the transactions contemplated by this Agreement.

          6.7. Access to Information.

          From the date of this Agreement until the termination hereof, except as otherwise required by applicable law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s Representatives access, during normal business hours, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent’s Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall require the Company to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Company would result in the improper disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) would violate any attorney-client privilege of the Company, or (iii) contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. All requests for information made pursuant to this Section 6.7 shall be directed to such person as may be designated by the Company pursuant to Section 9.6 hereof. All such information disclosed shall be governed by the terms of the Confidentiality Agreement. No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

          6.8. Publicity.

          The Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or other public announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law, court process or by obligations pursuant to Nasdaq or the rules of any national securities exchange or interdealer quotation service applicable to the Company and Parent.

          6.9. Benefits.

          (a) The Company shall take all necessary action to cause any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries to be terminated at least one (1) day prior to the date that Parent and the Company become members of a controlled group of corporations as described in Section 414(b) of the Code or become under common control as described in Section 414(c) of the Code and the Company shall provide Parent with a copy of resolutions duly adopted by the Company’s (or Company Subsidiary as applicable) board of directors terminating such plan and amending any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries so as to assure its continued qualified status under Section 401(a) of the Code on termination.

          (b) Parent agrees that, any employee of the Company and its Subsidiaries who continues to be an employee of the Surviving Corporation or any of its Subsidiaries (each, an “Affected Employee”) will be eligible for participation in the compensation and benefits plans of Parent and its Subsidiaries under the same criteria applied to similarly situated employees of Parent and its Subsidiaries.

          (c) Parent will, or will cause the Surviving Corporation to, recognize the employment service of each Affected Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any benefit plan of Parent. Each Affected Employee’s years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, vacation, personal time and similar general employment purposes, provided, that any vacation offered by Parent or Surviving Corporation in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by the Company in the calendar year of the Effective Time. Each Affected Employee shall be eligible for participation in the equity-related plans of Parent and its Subsidiaries under the same criteria applied to similarly situated employees of Parent and its Subsidiaries. The provisions of this Section 6.9 shall not create in any current or former employee of the Company or its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective Subsidiaries or affiliates or any right to specific terms or conditions of employment.

          (d) The Affected Employees shall continue to participate in the medical, dental, health, cafeteria, life insurance and disability plans which, prior to the Effective Time, were previously sponsored and maintained by the Company (the

“Surviving Corporation Benefit Plans”). The Affected Employees shall continue to participate in such Surviving Corporation Benefit Plans, without any loss of coverage under any applicable Surviving Corporation Benefit Plan, and in accordance with the terms and conditions of such Surviving Corporation Benefit Plans through and until December 31, 2002, at which time it is anticipated that the Affected Employees shall begin participation in the benefit plans sponsored and maintained by the Parent (the “Parent Benefit Plans”), provided, further, that the Affected Employees shall not be subject to any limitations as to preexisting conditions, exclusions or waiting period under the Parent Benefit Plans, other than limitations or waiting periods that were in effect with respect to such Affected Employees that had not been satisfied by the Affected Employees under the Surviving Corporation’s Benefit Plans.

          (e) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor and maintain (i) all employment and severance-related agreements in existence as of the date hereof and disclosed on Section 4.9 of the Company’s Disclosure Schedule between the Company or any of its Subsidiaries and its Affected Employees (or an employee who terminates employment prior to the Effective Time); (ii) all vacation and other leave earned or accrued by, but not taken by or paid to, Affected Employees through the Effective Time (as calculated or determined under policies or plans in effect immediately prior to the Effective Time); and (iii) all provisions in the Company Compensation and Benefit Plans for vested benefits and other vested amounts earned or accrued through the Effective Time. The preceding sentence to the contrary notwithstanding, nothing set forth herein shall impair or otherwise affect the rights of Parent or the Surviving Corporation or their affiliates to amend, suspend or terminate any such agreement, policy or plan in accordance with its terms as in effect from time to time.

          (f) Parent shall, or shall cause the Surviving Corporation to, fund an amount not less than $1.2 million, in the aggregate, for purposes of payment of annual compensation bonuses for the current fiscal year and retention bonuses (collectively, the “Total Bonus Amount”), to those Affected Employees set forth on Section 4.9 of the Company’s Disclosure Schedule and within the ranges for each Affected Employee set forth thereon. Such amounts shall be timely funded by Parent or the Surviving Corporation, as the case may be, to enable the Total Bonus Amount to be payable as set forth below and shall be allocated, within the ranges set forth on Section 4.9 of the Company’s Disclosure Schedule as to each Affected Employee, in the discretion of the Company’s Chief Financial Officer and Chief Operating Officer, or his designee. Fifty percent (50%) of each Affected Employee’s Total Bonus Amount shall be attributable to their compensation bonus for the current fiscal year, which shall be paid by Parent or the Surviving Company, as the case may be, to each Affected Employee in accordance with the Company’s historical practice. The remaining fifty percent (50%) of each Affected Employee’s Total Bonus Amount shall be allocated to their retention bonus, and shall be payable by Parent or the Surviving Corporation, as the case may be, upon the earlier of (i) one hundred twenty (120) days following the Effective Time, provided the Affected Employee is still employed by the Surviving Corporation, Parent or an affiliate of Parent on such date, or (ii) upon termination of such Affected Employee’s employment by Parent, the Surviving Corporation or any affiliate thereof, as the case may be, without cause, provided that if such Affected Employee’s employment by the Surviving Corporation, Parent or any affiliate of Parent, terminates prior to the date one hundred twenty (120) days from the Effective Time for reasons other than termination without cause by Surviving Corporation, Parent or any affiliate of Parent, such Affected Employee shall forfeit all rights to the payment of any retention bonus pursuant to Section 6.9(f). In addition, with respect to the next fiscal year of the Company, Parent shall ensure that such Affected Employees are provided bonus opportunities that are comparable to those in effect at such time for similarly situated employees of Parent or its affiliates.

          6.10. Expenses.

          Except as otherwise provided in Section 8.2(b), whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer and the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing of the Company Proxy Statement shall be shared equally by Parent and the Company.

          6.11. Indemnification; Directors’ and Officers’ Insurance.

          (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification no more restrictive in scope and no less favorable to the Indemnified Parties (as defined below) as set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

          (b) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative (a “Claim”), in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation and bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under the DGCL).

          (c) Parent shall cause to be maintained, for a period of not less than six (6) years from the Effective Time, the Company’s current directors’ and officers’ liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) for all present and former directors and officers of the Company or any Subsidiary thereof, so long as the aggregate premium therefor would not be in excess of Four Million Dollars ($4,000,000) (the “Maximum Premium”); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the aggregate premium would exceed the Maximum Premium, Parent shall obtain, in lieu of such D&O Insurance, the maximum directors’ and officers’ liability insurance coverage that can be obtained for the remainder of such period by paying the Maximum Premium, provided that aggregate premiums payable by Parent for the D&O Insurance pursuant to this Section 6.11(c) shall in no event exceed the Maximum Premium.

          (d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.11.

          (e) The provisions of this Section 6.11 are in addition to the rights that an Indemnified Party may have under the certificate of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including reasonable fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 6.11. The provisions of this Section 6.11 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.12. HSR Act; Antitrust Matters.

          (a) Parent, Purchaser and the Company (to the extent required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act within ten (10) business days of the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities as well as any other Governmental Entity with which a filing is required in order to consummate the transactions contemplated by this Agreement. Parent, Purchaser and the Company shall furnish promptly all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust or other applicable laws for the consummation of the Merger and the other transactions contemplated hereby. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction.

          (b) Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws, if applicable, with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to divest any of its businesses, product lines or assets, or the Company’s or any of its Subsidiaries’ respective businesses, product lines or assets or to obtain any required approval of any Governmental Entity.

          6.13. Takeover Statute.

          If any Takeover Statute is or may become applicable to the Offer, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

          7.1. Conditions to Each Party’s Obligation to Effect the Merger.

          The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. To the extent required by applicable law, the Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with the DGCL and shall have been duly approved by Purchaser in accordance with applicable law.

          (b) Consummation of the Offer. Purchaser shall have accepted for payment and paid for all Shares validly tendered pursuant to the Offer and not withdrawn; provided however, that neither Parent or Purchaser may invoke the condition if Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

          (c) No Order. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order or challenging in any manner the transactions contemplated hereby, provided however, that the parties shall use their commercially reasonable efforts to cause any such Order to be vacated or lifted or such institutional proceedings be dismissed.

ARTICLE VIII
TERMINATION

          8.1. Termination Rights.

          This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, as follows:

          (a) By mutual written consent, approved by the Boards of Directors of the Company and Parent;

          (b) by either Parent or the Company if:

          (i) (A) the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder, or (B) Purchaser shall not have purchased the Shares under the Offer prior to January 13, 2003 (the “Termination Date”); provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(b)(i) if such party has materially breached its obligations under this Agreement, which material breach has been the cause of, or resulted in, the failure of the Offer to have been consummated by such date or, in the case of Parent or Purchaser, if Parent or Purchaser is in material violation of the terms of the Offer; or

          (ii) (A) a Governmental Entity shall have issued an Order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which Order is final and non-appealable, or (B) a court of competent jurisdiction institutes an Order prohibiting the consummation of the Offer or the Merger, provided that the Order is non-appealable and not the result of an action or proceeding instituted by the terminating party and, prior to such termination, the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, such Order; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose material breach of any obligation under this Agreement has been the cause of, or resulted in, such action or inaction as the case may be; or

          (c) by Parent prior to the purchase of Shares pursuant to the Offer if:

          (i) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Purchaser (including but not limited to by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger, (B) failed to mail the Schedule 14D-9 as required by Section 1.2 to its stockholders or failed to include in the Schedule 14D-9 (or allow Parent to include the recommendation of the Company’s Board of Directors in the Offer Documents) its approval or recommendation of the Offer, this Agreement or the Merger, (C) approved, recommended or announced a neutral position with respect to any Acquisition Proposal, (D) not reaffirmed its recommendation of the Offer within ten (10) days following publication or mailing of an Acquisition Proposal to the stockholders of the Company; or (E) resolved to do any of the foregoing;

          (ii) (A) there shall be a material breach of any representation or warranty of the Company in this Agreement, or a non-material breach of a representation or warranty of the Company in this Agreement that is qualified as to a Company Material Adverse Effect, or (B) there shall be a material breach by the Company of any of its covenants or agreement contained in this Agreement, which breach, in the case of clause (A) or (B), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) fifteen (15) days after giving of written notice to the Company of such breach and (y) the Termination Date; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Purchaser is in material breach of this Agreement at the time of such attempted termination; or

          (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal;

          (d) by the Company prior to the purchase of Shares pursuant to the Offer if:

          (i) Parent or Purchaser shall have (A) failed to commence the Offer in accordance with Section 1.1 of this Agreement, (B) made any change to the Offer in contravention of this Agreement, or (C) failed to purchase validly tendered Shares in violation of the terms of the Offer within ten (10) business days after the Expiration Date of the Offer, unless either such failure shall have been caused by any material breach by the Company of its obligations under the Agreement; or

          (ii) (A) there shall be a material breach of any representation or warranty of Parent or Purchaser in this Agreement, or a nonmaterial breach of a representation or warranty of Parent in this Agreement that is qualified as to a Parent Material Adverse Effect, or (B) there shall be a material breach by Parent or Purchaser of any of their respective covenants or agreements contained in this Agreement, which breach, in the case of clause (A) or (B), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) fifteen (15) days after giving of written notice to Parent of such breach and (y) the Termination Date; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is in material breach of this Agreement at the time of such attempted termination; or

          (iii) the Company has received and evaluated a Superior Proposal in compliance with Section 6.4(a)(2) and intends to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.4(a)(3) concurrently with or immediately following such termination, provided that the Company makes payment of the Termination Fee in accordance with Section 8.2 hereof.

          8.2. Effect of Termination.

          (a) Except as provided in Sections 6.10 and 8.2(b), in the event of a termination of this Agreement pursuant to Section 8.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its Representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. Except as provided in Section 8.2(b), in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any willful breach of this Agreement.

          (b) The Company shall pay to Parent (i) all reasonable costs and expenses of Parent and Purchaser incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees, in an amount not to exceed $500,000 and (ii) a fee in the amount of $1,500,000 (the “Termination Fee”),

          (i) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii);

          (ii) if this Agreement is terminated by Parent pursuant to Sections 8.1(c)(i) or (iii);

          (iii) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), but only if (A) after the date hereof and prior to such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one hundred eighty (180) days after such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal;

provided however that in no event shall Purchaser be entitled to receive payment of more than one Termination Fee hereunder.

          (c) The Termination Fee shall be made by wire transfer of immediately available funds to Parent (i) in the case of a termination described in Section 8.2(b)(i), concurrent with such termination, (ii) in the case of a termination described in Section 8.2(b)(ii), on the next business day following the date of termination, and (iii) in the case of a termination described in Section 8.2(b)(iii), no later than the date of the event set forth in subclause (B) of Section 8.2(b)(iii).

          (d) The parties hereto agree that the provisions contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.2(b) are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances.

ARTICLE IX
MISCELLANEOUS AND GENERAL

          9.1. Survival.

          This Article IX and the agreements of the Company, Parent and Purchaser contained in Sections 6.9 (Benefits) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Purchaser contained in Sections 6.10 (Expenses), and Section 8.2 (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.2. Modification or Amendment.

          Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without stockholder approval which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger.

          9.3. Waiver of Conditions.

          The conditions to each of the parties’ obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          9.4. Counterparts.

          This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5. Governing Law; Waiver of Jury Trial.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE STOCK OPTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          9.6. Notices.

          Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent or Purchaser:

John D. Thompson
Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, California 92008
Telephone No.: (760) 603-7200
Telecopy No.: (760) 603-7229

Copy to:

Jeffrey T. Baglio, Esq.
Gray Cary Ware & Friedenrich LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121
Telephone No.: (858) 677-1400
Telecopy No.: (858) 677-1477

if to the Company:

InforMax, Inc.
7600 Wisconsin Avenue
Bethesda, Maryland 20814
Attn: Chief Financial Officer and Chief Operating Officer
Telephone No.: (240) 747-4077
Telecopy No.: (240) 747-4017

Copy to:

Michael J. Silver, Esq.,
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
Telephone No.: (410) 659-2741
Telecopy No.: (410) 539-6981

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          9.7. Entire Agreement; No Other Representations.

          This Agreement (including any Schedules and Annexes hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; provided that this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement.

          9.8. No Third Party Beneficiaries.

          Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), and Section 6.9 (Benefits) this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          9.9. Severability.

          The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.10. Interpretation.

          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Annex, such reference shall be to a Section of, or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          9.11. Assignment.

          This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the

Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Purchaser, in which event all references herein to Purchaser shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

          9.12. Definitions

          (a) Location of Certain Definitions.

Section

Acquisition Proposal	6.4(a)
Affected Employee	6.9(b)
Agreement	Preamble
Antitrust Laws	6.12(b)
Certificate	3.1(a)
Certificate of Merger	1.7
Claim	6.11(b)
Closing	1.6
Closing Date	1.6
Code	3.6
Company	Preamble
Company Common Stock	Recitals
Company Compensation and Benefit Plans	4.9(a)
Company Disclosure Schedule	Preamble to Article IV
Company Material Adverse Effect	9.12(b)
Company Material Contracts	4.17
Company Option; Options	3.3(a)
Company Option Plans	3.3(a)
Company Proxy Statement	4.20
Company Requisite Vote	4.4
Company Rights Agreement	9.12(b)
Company SEC Reports	4.6(a)
Company Stockholders Meeting	4.20
Company Warrant; Warrants	3.3(a)
Confidentiality Agreement	6.4(a)
Costs	6.11(b)
DGCL	1.1(d)
Dissenting Shares	3.1(d)
D&O Insurance	6.11(c)
Effective Time	1.7
Encumbrance	9.12(b)

Section

Environmental Law	9.12(b)
ERISA	4.9(b)
ERISA Affiliate	4.9(c)
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Expiration Date	1.1(c)
GAAP	4.6(b)
Governmental Entity	9.12(b)
Hazardous Substance	9.12(b)
HSR Act	1.1(d)
Indemnified Parties	6.11(b)
Independent Committee	1.3(b)
Independent Directors	1.3(a)
IRS	4.9(b)
Intellectual Property	4.15(a)
Intellectual Property of Company	4.15(a)
Maximum Premium	6.11(c)
Merger	Recitals
Merger Consideration	3.1(a)
Minimum Condition	Annex A
Nasdaq	4.5(b)
Offer	Recitals
Offer Documents	1.1(e)
Offer Price	Recitals
Offer to Purchase	1.1(e)
Option Termination Event	3.3(b)
Order	Annex A
Parent	Preamble
Parent Benefit Plans	6.9(d)
Parent Disclosure Schedule	Preamble to Article V
Parent Material Contract	9.12(b)
Parent Material Adverse Effect	9.12(b)
Paying Agent	3.2(a)
Pension Plan	4.9(b)
Permits	4.10
Person	3.2(b)
Purchaser	Preamble
Representatives	1.2(c)
Responsible Executive Officers of the Company	9.12(b)
Rights	Recitals
SEC	1.1(d)
Securities Act	4.6(a)

Section

Schedule 14D-9.	1.2(b)
Schedule TO	1.1(e)
Share, Shares	Recitals
Subsidiary; Subsidiaries	9.12(b)
Superior Proposal	6.4(a)
Surviving Corporation	1.5
Surviving Corporation Benefit Plans	6.9(d)
Takeover Statute	4.11
Tax, Taxes, Taxable	9.12(b)
Taxing Authority	9.12(b)
Tax Return	9.12(b)
Tender Offer Conditions	Annex A
Termination Date	8.1(b)
Termination Fee	8.2
Top-Up Exercise Event	1.4(c)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Total Bonus Amount	6.9(f)
1999 Plan	3.3(a)
2001 Plan	3.3(a)
601 Contracts	4.17

          (b) Certain Other Definitions

          “Company Material Adverse Effect” means any material adverse effect, change, event, occurrence or state of facts (A) affecting the financial condition, business, assets, properties, operations or results of operations of the Company and its Subsidiaries taken as a whole, or (B) which would prevent or materially impair the Company from consummating the Offer, the Merger, and the other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industry in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations, or acts of war, terrorism, military actions or escalation thereof, provided that this exception is not applicable to any such adverse change, effect, event, occurrence, state of facts or development that has a disproportionate impact on the Company, and (ii) changes resulting solely from the announcement of the Offer, the Merger and transactions described in this Agreement or the identity of Parent or Purchaser or the delisting of the Shares by Nasdaq.

          “Company Rights Agreement” means that certain Shareholder Rights Agreement dated as of June 4, 2001, between the Company and the rights agent thereunder.

          “Encumbrance” means any lien, security interest, pledge, agreement, claim, charge or encumbrance.

          “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC §§ 9601 et. sec.

          “Governmental Entity” means any governmental or regulatory authority, domestic or foreign.

          “Hazardous Substance” means any substance or waste that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance or waste which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

          “Parent Material Adverse Effect” means any material adverse effect, change, event, occurrence or state of facts (A) affecting the financial condition, business, assets, properties, operations or results of operations of Parent, or (B) which would prevent or materially impair Parent from consummating the Offer, the Merger, and the other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industry in which Parent participates, the U.S. economy as a whole or foreign economies in any locations where Parent has material operations, or acts of war, terrorism, military actions or escalation thereof, provided that this exception is not applicable to any such adverse change, effect, event, occurrence, state of facts or development that has a materially disproportionate impact on Parent, and (ii) changes resulting solely from the announcement of the Offer, the Merger and transactions described in this Agreement.

          “Parent Material Contract” means all contracts of Parent and its Subsidiaries that are required to be filed with the SEC as exhibits pursuant to Item 601 of Regulation S-K promulgated by the SEC.

          “Responsible Executive Officers of the Company” shall mean the persons designated as such in the preamble to the Company Disclosure Schedule.

          “Subsidiary”or “Subsidiaries” means, with respect to the Company, Parent or Purchaser, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

          “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean, with respect to any Person, (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, capital ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

          “Tax Return(s)” shall mean all returns, and reports consolidated or otherwise (including without limitation informational returns, elections, declarations, estimates, disclosures, schedules, claims for refund), required to be filed with any Taxing Authority.

          “Taxing Authority” shall mean any authority responsible for the imposition of any Tax.

[THE REMAINDER OF THIS PAGE
IS INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INFORMAX, INC.

By: /S/ Andrew P. Whiteley Name: Andrew P. Whiteley
Title: Chairman, Chief Executive Officer and President

INVITROGEN CORPORATION

By: /S/ Lyle C. Turner Name: Lyle C. Turner
Title: President and Chief Executive Officer

BABCOCK, INC.

By: /S/ John D. Thompson Name: John D. Thompson
Title: President and Chief Executive Officer

Annexes
Annex A	Tender Offer Conditions

ANNEX A

Tender Offer Conditions

          The capitalized terms used but not defined in this Annex A shall have the meanings set forth in the Agreement to which it is annexed.

          Notwithstanding any other provision of the Offer and subject to the provisions of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any Shares, if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which represent more than fifty percent (50%) of all issued and outstanding Shares, on a fully diluted basis (“on a fully-diluted basis” meaning, at any time, the number of Shares issued and outstanding, together with the Shares which the Company may be required to issue pursuant to vested options, warrants or other convertible securities or obligations outstanding at such time under employee stock or similar benefit plans or otherwise) or held by Parent, Purchaser or any affiliate thereof or issuable upon the exercise of any equity or debt security held by Parent, Purchaser or any affiliate thereof, on the date of purchase (the “Minimum Condition”), (ii) any applicable waiting period (and any extension thereof) under the HSR Act (or similar law applicable to this transaction involving any Government Entity) shall not have expired or been terminated or (iii) if, at any time on or after the date of the Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

          (a) a court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger (collectively, an “Order”) or a Governmental Entity shall have instituted any proceeding which continues to be pending seeking an Order or challenging in any manner the transactions contemplated in this Agreement;

          (b) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market, (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any United States Federal or United States state or governmental authority or agency on the extension of credit by banks or other financial institutions;

          (c) any representation or warranty of the Company contained in the Agreement that (i) is qualified as to Company Material Adverse Effect shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which by their terms address matters as of another specified date, which shall be true and correct as of such other specified date), or (ii) is not qualified as to Company Material Adverse Effect shall not have been true and correct in all material respects, as of the date of this Agreement or shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which by their terms address matters as of another specified date, which shall be true and correct as of such other specified date);

          (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

          (e) the Board of Directors of the Company (or a special committee thereof) (i) shall have withdrawn, modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger contemplated by Section 1.2(a) of this Agreement, (ii) shall have approved, recommended or announced a neutral position with respect to an Acquisition Proposal, (iii) shall not have reaffirmed its recommendation of the Offer, this Agreement or the Merger contemplated by Section 1.2(a) of this Agreement within ten (10) days of the announcement or mailing of an Acquisition Proposal to the stockholders of the Company, or (iv) shall have adopted any resolution to effect the foregoing;

          (f) any applicable waiting period under the HSR Act relating to the Offer and the Merger shall not have expired or been terminated and all material consents, approvals and authorizations required to be obtained prior to the consummation of the Offer and the Merger by the parties hereto from a Government Entity to consummate the Offer and the Merger, shall not have been made or obtained, as the case may be;

          (g) the Agreement shall have been terminated in accordance with its terms; or

          (h) the Company shall not have filed with the SEC its Form 10-Q for the third quarter period ended September 30, 2002, accompanied by certifications, without qualification, required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares.

          The foregoing conditions are for the sole benefit of Purchaser and, subject to the terms of this Agreement, may be asserted by Purchaser or Parent, or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, except that the Minimum Condition and the conditions in paragraph (f) above may not be waived by Parent or Purchaser without the prior written consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.